Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-4 of Eastern Virginia Bankshares, Inc. of our reports dated March 3, 2009, relating to our audits of the consolidated financial statements and internal control over financial reporting of Eastern Virginia Bankshares, Inc. as of December 31, 2008 and 2007 and for each of the years then ended, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ YOUNT, HYDE & BARBOUR, P.C.

Winchester, Virginia

July 7, 2009